As filed with the Securities and Exchange Commission on February 27, 2020

Registration Nos. 333-222216

333-212230

333-200640

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to Form S-8 Registration Statement No. 333-222216

Post-Effective Amendment No. 1

to Form S-8 Registration Statement No. 333-212230

Post-Effective Amendment No. 1

to Form S-8 Registration Statement No. 333-200640

UNDER

THE SECURITIES ACT OF 1933

Atlas Corp.

(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Atlas Corp.

2600-200 Granville Street

Vancouver, BC V6C 1S4

Canada

Telephone: (604) 638-2575

(Address, including zip code, and telephone number, including area code, of principal executive office)

Atlas Corp. Amended and Restated Stock Incentive Plan

(Full title of the plan)

Puglisi & Associates

850 Library Avenue

Suite 204

Newark, Delaware 19711

Telephone: (302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Malcolm Ross, Esq.

Jeffrey E. Cohen, Esq.

Yelena M. Barychev, Esq.

Blank Rome LLP

1271 Avenue of the Americas

New York, New York 10020

Telephone: (212) 885-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common shares, par value US$0.01 per share(1)	3,578,569	N/A	$N/A	$N/A

(1)

The original registration statements on Form S-8 (File Nos. 333-222216, 333-212230, 333-200640) included prospectuses related to Class A common shares of the Registrant’s predecessor. See the Explanatory Note below.

(2)

Includes an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to such employee benefit plan as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding common shares.

(3)

The Registrant is not registering an additional amount of securities. Registration fees were originally paid by the Registrant’s predecessor upon the filing of the original registration statements on Form S-8 (File Nos. 333-222216, 333-212230, 333-200640). Consequently, no additional registration fees are required in connection with the filing of these Post-Effective Amendments No. 1.

EXPLANATORY NOTE

Reorganization

These Post-Effective Amendments No. 1 (“Post-Effective Amendments No. 1”) to the Registration Statements on Form S-8, File Nos. 333-222216, 333-212230, 333-200640 (the “Registration Statements”), are being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by Atlas Corp., a Republic of the Marshall Islands corporation (“Atlas” or the “Registrant”), as the successor registrant to Seaspan Corporation, a Republic of the Marshall Islands corporation and the former publicly-traded parent of Atlas (the “Predecessor”).

On February 27, 2020, in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of November 20, 2019, as amended, by and among the Registrant, the Predecessor and Seaspan Holdco V Ltd., a Republic of the Marshall Islands corporation and a wholly owned subsidiary of Atlas (“Merger Sub”), the Predecessor effected a holding company reorganization, in which Atlas became the parent company of the Predecessor (the “Reorganization”). To effect the Reorganization, the Predecessor formed Atlas and in turn caused Atlas to form Merger Sub. The Reorganization was implemented by merging Merger Sub with and into the Predecessor, with the Predecessor surviving as a wholly owned subsidiary of Atlas and, by virtue of the Reorganization, each issued and outstanding Class A common share, par value $0.01 per share (“Class A common share”), of the Predecessor was cancelled, and Atlas issued, in respect of each canceled Class A common share of the Predecessor, one common share, par value $0.01 per share (“common share”), of Atlas to the holder of such canceled Class A common share. In connection with the Reorganization, Atlas assumed the Predecessor’s obligations under the Stock Incentive Plan, as amended and restated.

Successor Issuer

Following the Reorganization, Atlas is the successor issuer of the Predecessor pursuant to Rule 414 under the Securities Act and Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In accordance with Rule 414(d) under the Securities Act, Atlas, as the successor issuer to the Predecessor, hereby expressly adopts the Registration Statements as its own registration statements (except as specifically modified by these Post-Effective Amendments No. 1) for all purposes of the Securities Act and the Exchange Act, as updated by subsequent filings under the Exchange Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents filed with the Securities and Exchange Commission (the “SEC”) by the Registrant or its Predecessor, as applicable, are hereby incorporated by reference in these Post-Effective Amendments No. 1:

(a)	the Predecessor’s Annual Report on Form 20-F for the year ended December 31, 2018, filed with the SEC on March 26, 2019;

(b)

the Predecessor’s Reports of Foreign Private Issuer on Form 6-K furnished to the SEC on January  15, 2019, January 17, 2019, May  3, 2019, May 13, 2019, May  16, 2019, June  14, 2019, August  14, 2019, August 23, 2019, September  20, 2019, November  18, 2019, November 22, 2019, January  14, 2020, January 17, 2020, January  29, 2020, February  10, 2020, February 14, 2020, February 26, 2020 and February 27, 2020;

(c)	the Registrant’s Report of Foreign Private Issuer on Form 6-K filed on February 27, 2020; and

(d)

The description of the Registrant’s common shares contained in Exhibit 99.1 to the Registrant’s Report of Foreign Private Issuer on Form 6-K filed on February 27, 2020, including any subsequent amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), and 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment that indicates that the securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into these Post-Effective Amendments No. 1 and to be a part hereof commencing on the respective dates on which such documents are filed.

Any statement contained in these Post-Effective Amendments No. 1 or in a document incorporated or deemed to be incorporated by reference in these Post-Effective Amendments No. 1 will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this these Post-Effective Amendments No. 1 modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of these Post-Effective Amendments No. 1.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The Republic of the Marshall Islands Business Corporations Act (the “BCA”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties. Atlas articles of incorporation include a provision that provides that, to the fullest extent permitted by law, a director of Atlas shall not be personally liable to Atlas or its shareholders for monetary damages for breach of fiduciary duty as a director.

Atlas articles of incorporation provide that it must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including in an action by or in the right of Atlas, by reason of the fact he or she is or was a director or officer of Atlas or is or was serving, at the request of Atlas, as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (the “Indemnitee”) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, unless a final and unappealable determination by a court of competent jurisdiction has been made that he or she did not act in good faith or in a manner he or she did not reasonably believe to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. Atlas articles of incorporation further provide that the purpose of the provisions set forth in the articles of incorporation is to fully indemnify the Indemnitee to the fullest extent permitted by Section 60 of the BCA or any successor statute.

Atlas is also expressly authorized to (i) advance expenses to its directors and offices in advance of the final disposition of any proceeding upon receipt of an undertaking to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified under the provisions of Atlas articles of incorporation, and (ii) purchase and maintain insurance on behalf of any person who is or was a director of officer of Atlas or serving in such capacity in another corporation at the request of Atlas against any liability asserted against such person and incurred by such person in such capacity whether or not Atlas would have the power to indemnify such person against such liability by law or under the provisions of Atlas articles of incorporation. Atlas articles of incorporation further provide that the purpose of the provisions set forth in the articles of incorporation is to advance funds to the fullest extent permitted by Section 60 of the BCA or any successor statute.

The directors and officers of Atlas also may be indemnified against liability they may incur for serving in those capacities pursuant to liability insurance policies maintained by and indemnification arrangements with Atlas. In addition, Atlas intends to enter into separate indemnification agreements with some of its officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Atlas pursuant to the foregoing provisions, Atlas has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit Index

Exhibit No.	Description

2.1**	Agreement and Plan of Merger (incorporated herein by reference to Annex A to the proxy statement/prospectus that is a part of Registration Statement on Form F-4 (File No. 333- 234820) of Atlas Corp. filed with the SEC on November 22, 2019).

2.2**	Amendment No. 1 to the Agreement and Plan of Merger (incorporated herein by reference to Annex A to the proxy statement/prospectus that is a part of Registration Statement on Form F-4/A (File No. 333- 234820) of Atlas Corp. filed with the SEC on December 31, 2019).

4.1**	Amended and Restated Articles of Incorporation of Atlas Corp. (incorporated herein by reference to Exhibit 3.1 to the Report of Foreign Private Issuer on Form 6-K of Atlas Corp., furnished to the SEC on February 27, 2020).

4.2**	Amended and Restated Bylaws of Atlas Corp. (incorporated herein by reference to Exhibit 3.2 to the Report of Foreign Private Issuer on Form 6-K of Atlas Corp., furnished to the SEC on February 27, 2020).

Exhibit No.	Description

4.3**	Specimen of Common Share Certificate of Atlas Corp. (incorporated herein by reference to Exhibit 4.1 to the Report of Foreign Private Issuer on Form 6-K of Atlas Corp., furnished to the SEC on February 27, 2020).

5.1*	Opinion of Reeder & Simpson, P.C., relating to the legality of the securities being registered.

23.1*	Consent of KPMG LLP (Independent Registered Public Accounting Firm), relating to the financial statements of Seaspan Corporation.

23.2*	Consent of KPMG LLP (Independent Registered Public Accounting Firm), relating to the financial statements of Greater China Intermodal Investments LLC.

23.3	Consent of Reeder & Simpson, P.C. (contained in Exhibit 5.1).

24.1	Powers of Attorney (included in the signature page to the Post-Effective Amendments No. 1 to the Registration Statement).

99.1	Amended and Restated Stock Incentive Plan (incorporated herein by reference to Exhibit 4.7 to the Report of Foreign Private Issuer on Form 6-K of Atlas Corp., furnished to the SEC on February 27, 2020).

*	Filed herewith.
**	Previously filed.

Item 9.	Undertakings

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.

(c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (A)(1)(a) and (A)(1)(b) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada on February 27, 2020.

ATLAS CORP.

By:	/s/ Ryan Courson
Name:	Ryan Courson
Title:	Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Bing Chen and Ryan Courson, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to these registration statements, and to sign any and all additional registration statements relating to the Registration Statements and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments No. 1 to the Registration Statements have been signed by the following persons in the capacities indicated on February 27, 2020.

Signature	Title

/s/ David Sokol David Sokol	Chairman of the Board

/s/ Bing Chen Bing Chen	Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ Ryan Courson Ryan Courson	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Alistair Buchanan Alistair Buchanan	Director

/s/ Lawrence Chin Lawrence Chin	Director

/s/ John C. Hsu John C. Hsu	Director

/s/ Nicholas Pitts-Tucker Nicholas Pitts-Tucker	Director

/s/ Larry Simkins Larry Simkins	Director

/s/ Stephen Wallace Stephen Wallace	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Atlas Corp., has signed these Post-Effective Amendments No. 1 to the Registration Statements in the City of Newark, State of Delaware, on February 27, 2020.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Authorized Representative in the United States